EXHIBIT 99
March 22, 2002



To:      Vectren Corporation Shareholders

Re:      April 24, 2002 Annual Shareholders Meeting



Dear Shareholders:

         On March 15, 2002, we mailed to you the Annual Report, Notice of Annual Meeting, Proxy Statement and Proxy Card relating to our Annual Shareholders Meeting to be held on April 24, 2002. Among the items to be acted upon at the meeting is the ratification of the Audit committee's February 27, 2002 appointment of Arthur Andersen, LLP ("Andersen") as the Company's independent public accountants for 2002. As we indicated in our Proxy Statement, when Andersen was appointed the Audit committee reserved the authority to later select a different firm if the committee concluded that would be in the best interests of the Company and our shareholders.

         Since February 27, 2002, and the finalization and mailing of our annual shareholders meeting materials, there have been significant developments regarding Andersen and its past relationship with Enron Corporation. Since the inception of the public reporting of these developments, the Audit committee and the entire board of directors, as well as management, have continuously monitored this situation. In light of all these developments, management recommended to the Audit committee that Andersen be replaced as the independent accountants, with the expectation that this would occur upon the completion of Andersen's efforts with respect to the review of the financial results for the first quarter of 2002. On March 22, 2002, the Audit committee met and unanimously decided to replace Andersen and directed management to immediately begin the process of contacting potential replacement firms. The selection of the replacement firm will be made by the Audit committee and will be communicated publicly after that occurs.

         In addition, we are notifying the Securities and Exchange Commission ("SEC") of this decision, including that there have been no disagreements with Andersen on any matter of accounting principles or practices, disclosure, or auditing scope. Also, there have been no events that are reportable under the SEC's rules. Finally, for the last two fiscal years Andersen's reports on our financial statements did not contain an adverse or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

         In light of the Audit committee's decision to replace Andersen, Item 2 of the action items on your Proxy Card is now moot. Accordingly, that item will not be acted upon at our Annual Meeting and you need not vote on Item 2 when completing and returning your Proxy Card.

         On behalf of our board of directors, management and employees, we sincerely appreciate your continued support.

                                  Respectfully,
                                  /s/Niel C. Ellerbrook
                                  ---------------------------------
                                  Niel C. Ellerbrook
                                  Chairman and Chief Executive Officer